EXHIBIT 21.1

SUBSIDIARIES OF FORTRESS BIOTECH, INC.

Subsidiaries of Fortress Biotech, Inc. at December 31, 2021, with jurisdiction of incorporation or formation:

●	Aevitas Therapeutics, Inc. (Delaware)
●	Avenue Therapeutics, Inc. (Delaware)
●	Baergic Bio, Inc. (Delaware)
●	Cellvation, Inc. (Delaware), formerly FBIO Acquisition Corp. I
●	Checkpoint Therapeutics, Inc. (Delaware)
●	Cyprium Therapeutics, Inc. (Delaware)
●	Helocyte, Inc. (Delaware), formerly DiaVax Biosciences, Inc.
●	Journey Medical Corporation (Delaware)
●	Mustang Bio, Inc. (Delaware)
●	Oncogenuity, Inc. (Delaware), formerly FBIO Acquisition Corp. VI
●	FBIO Acquisition Corps. IX – L (Delaware)
●	UR-1 Therapeutics, Inc.